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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                  ANTIGENICS TO ACQUIRE ARONEX PHARMACEUTICALS

                SIGNIFICANTLY EXPANDING ITS CANCER FRANCHISE WITH
              THE ADDITION OF FOUR LATE-STAGE DEVELOPMENT PRODUCTS

NEW YORK, NEW YORK AND THE WOODLANDS, TEXAS - APRIL 24, 2001 - Antigenics Inc. (Nasdaq: AGEN) and Aronex Pharmaceuticals, Inc. (Nasdaq: ARNX) announced today that they have entered into a definitive agreement for Antigenics to purchase Aronex Pharmaceuticals in a tax-free, stock-for-stock transaction. Under the terms of the merger agreement, each outstanding share of Aronex Pharmaceuticals common stock will convert into the right to receive approximately $1.10 in shares of Antigenics common stock. In addition, each share of Aronex Pharmaceuticals common stock will be entitled to a contingent value right potentially worth an additional $0.15. Based upon yesterday's closing price, Antigenics would issue approximately 1.8 million shares at the closing of the transaction. Pursuant to the merger agreement, stockholders of Aronex Pharmaceuticals will not receive greater than 0.0917 shares or less than 0.0550 shares of Antigenics common stock for each of their Aronex Pharmaceuticals shares.

The transaction, which has been approved by the boards of directors of both companies, will broaden and accelerate Antigenics' product pipeline with six drugs in late-stage development and one marketed product. These include a liposome-encapsulated form of all-trans-retinoic acid (ATRAGEN(R)) for the treatment of leukemia and a liposome-encapsulated form of nystatin (Nyotran(R)) for the treatment of fungal infections.

"Combining Antigenics' world-class immune technology platforms with Aronex Pharmaceuticals' liposome encapsulation technology accelerates our goal to become a diverse biopharmaceutical company with a deep arsenal of effective and safe therapies for serious human diseases," said Garo H. Armen, Ph.D., chairman and CEO of Antigenics. "The advanced stage of Aronex Pharmaceuticals' drugs will accelerate Antigenics' drive towards commercialization. We expect the merger to be accretive to our earnings starting in 2003 and enhance value for both companies' shareholders."

Geoffrey F. Cox, Ph.D., Aronex Pharmaceuticals' chairman and CEO, expressed enthusiasm for the transaction. "The resources and skill set of Antigenics should result in an accelerated advancement of our products and technologies. This merger combines two innovative companies with complementary technology platforms and common commercialization goals."

Antigenics has already started focusing on addressing the U.S. Food and Drug Administration's (FDA) concerns in the non-approvable letter for ATRAGEN(R), which was received by Aronex Pharmaceuticals in January 2001. "We believe the data are strong and provide a sound basis to work with the FDA to address the issues for the non-approval," said Elma Hawkins, Ph.D., Antigenics' Vice Chairman. To support this, Dr. Hawkins cites data from approximately 150 patients who participated in clinical trials at over 50 leukemia treatment centers. The drug showed a favorable toxicity profile and could be used in persons otherwise unable to take oral retinoic acid.




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Antigenics and Aronex Pharmaceuticals will host a live conference call at 11:00
a.m. Eastern Time today, April 24th. To access the live call, please dial 1-877-416-2362 in the United States and 1-706-679-3010 internationally. A replay will be available two hours from the close of the live call through midnight on Friday, May 4th. To access the replay, please dial 1-706-645-9291 and enter access code 676542.

Antigenics Inc. is developing immune-based therapies of cancer, infections and autoimmune diseases using its proprietary technology platforms. These approaches are designed to re-program the immune system to control or eliminate disease. Antigenics' lead anti-cancer vaccine, Oncophage(R), uses heat shock protein technology to immunize a person against their cancer. Antigenics' infection-focused products include Leucogen(R) (approved vaccine against feline leukemia virus in US and EU since 1991), Quilimmune-P vaccine for pneumococcal pneumonia and Quilimmune-M vaccine for malaria. The company also licenses its vaccine adjuvant platform to pharmaceutical company partners including GlaxoSmithKline, Elan Corporation, plc, Aventis Pasteur, Wyeth Lederle, VaxGen, Bristol-Myers Squibb (Progenics Pharmaceuticals), Korea Green Cross Corporation and Virbac S.A. More information is available at www.antigenics.com.

Aronex Pharmaceuticals is a biopharmaceutical company that develops proprietary innovative medicines to treat cancer and infectious diseases. The company currently has four products in clinical development. For more information about Aronex Pharmaceuticals, please visit the company's web site at www.aronex-pharm.com.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 regarding Aronex Pharmaceuticals' products, the consummation and impact of the merger and the success of the programs. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Risks and uncertainties include general industry and market condition; general domestic and international economic conditions; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign healthcare reform; trends toward managed care and healthcare cost containment, and governmental laws and regulations affecting domestic and foreign operations. A further list and description of these risks, uncertainties and other factors can be found in Antigenics' and Aronex Pharmaceuticals' respective Form 10-Ks for the fiscal year ended December 31, 2000. These documents are available on request from the companies or at www.sec.gov. The companies disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Antigenics and Aronex Pharmaceuticals will file a proxy statement/prospectus and other documents regarding the proposed merger described in this press release with the Securities and Exchange Commission. This material is not a substitute for such prospectus/proxy statement. Investors and security holders are urged to read the proxy statement/prospectus when it becomes available, because it will contain important information about both companies and the proposed transaction. A definitive proxy statement/prospectus will be sent to security holders of Aronex Pharmaceuticals seeking their approval of the transaction. Investors and security holders may



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obtain a free copy of the definitive proxy statement/prospectus (when available)
and other documents filed by Antigenics and Aronex Pharmaceuticals with the SEC at the SEC's web site at www.sec.gov and from Antigenics and Aronex Pharmaceuticals.

Aronex Pharmaceuticals, its directors, and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the merger. Information concerning Aronex Pharmaceuticals' directors and executive officers can be found in the documents filed by Aronex with the SEC. Certain directors and executive officers of Aronex Pharmaceuticals may have direct or indirect interests in the merger due to securities holdings, vesting of options, and rights to severance payments if their employment is terminated following the merger. In addition, directors and officers, after the merger, will be indemnified by Antigenics, and benefit from insurance coverage, for liabilities that may arise from their service as directors and officers of Aronex Pharmaceuticals prior to the merger. Additional information regarding the participants in the solicitation will be contained in the proxy statement/prospectus.


Contact:
Gary Foster                                       Connie Stout
gfoster@antigenics.com                            cstout@aronex-pharm.com
212-332-2074                                      281-367-1666




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